Exhibit 99.1
FOR IMMEDIATE RELEASE

Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426
Mercer Insurance Group, Inc. Announces 1st Quarter 2008 Earnings
Pennington, New Jersey, April 30, 2008 – Mercer Insurance Group, Inc. (Nasdaq: MIGP) today reported its operating results for the quarter ended March 31, 2008. Mercer Insurance Group, Inc. (the Company) offers commercial and personal lines of insurance to businesses and individuals principally in seven states through its insurance subsidiaries: Mercer Insurance Company, Mercer Insurance Company of New Jersey, Inc., Financial Pacific Insurance Company and Franklin Insurance Company.
In the quarter ended March 31, 2008, the Company reported net income, determined under U.S. generally accepted accounting principles (GAAP), of $2.6 million, or $0.41 per diluted share, which is the same income and diluted earnings per share reported in the prior year’s quarter. After-tax realized investment losses included in net income for the current quarter were $533,000, or $0.08 per diluted share, as compared to a loss of $31,000, or less than $0.01 per diluted share, in the same period in the prior year. Operating income (a non-GAAP measure defined as net income less after-tax realized gains or losses) in the first quarter of 2008 was $3.1 million, or $0.49 per diluted share, as compared to $2.6 million, or $0.41 per diluted share, in the same quarter of 2007. The Company’s GAAP combined ratio for the first quarter of 2008 was 98.1%, as compared to 98.4% for the same quarter in 2007. Book value at March 31, 2007 was $21.94 per share.
Revenues for the first quarter of 2008 were $42.1 million, an increase of $4.8 million over the 2007 first quarter revenue of $37.3 million. Net premiums earned for the quarter were $39.1 million, a $5.1 million increase over net premiums earned of $34.0 million in the same period of 2007. Net investment income increased $420,000 to $3.4 million for the quarter, as compared to $2.9 million in the comparable period in 2007.
Andrew R. Speaker, President and CEO, commented “We are generally pleased with our results for the first quarter of 2008.  It is important to note that realized losses in the quarter include an after-tax charge of $0.07 per diluted share relating to a mark-to-market adjustment of the interest rate swaps held to convert the trust preferred debt from a floating to a fixed interest rate.  This mark-to-market adjustment is unusually large because of interest rate movements in the quarter, and is required by accounting guidance to be included in the quarter’s realized gains even though there was no disposition of the swap agreements.  Operating income per diluted share, which excludes realized gains and losses, increased by 19% in the first quarter of 2008 versus 2007.  These operating results reflect the emphasis we place on underwriting discipline, especially in a today’s competitive insurance marketplace, and our focus on the long-term financial health of the Company.”
The Board of Directors of Mercer Insurance Group, Inc. has approved a dividend of $0.075 per share, to be paid on June 27, 2008 to shareholders of record on June 11, 2008.
Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management. Actual financial results including premium growth and underwriting results could differ materially from those anticipated by Mercer Insurance Group, Inc. depending on the outcome of certain factors, which may include changes in property and casualty loss trends and reserves; catastrophe losses; the insurance product pricing environment; changes in applicable law; government regulation and changes therein that may impede the ability to charge adequate rates; changes in accounting principles; performance of the financial markets; fluctuations in interest rates; availability and price of reinsurance; and the status of the labor markets in which the company operates.

Consolidated Statements of Income
(in thousands, except per share and share data)

	Quarter Ended
	March 31,
	2008	2007
	(unaudited)	(unaudited)
Net premiums earned	$39,077	$33,988
Investment income, net of investment expenses	3,361	2,941
Realized investment losses	(820)	(47)
Other revenue	455	426
Total revenue	42,073	37,308

Losses and loss adjustment expenses	24,770	20,809
Amortization of deferred policy acquisition costs	10,362	8,777
Other expenses	3,195	3,854
Interest expense	296	307
Total expenses	38,623	33,747

Income before income taxes	3,450	3,561
Income taxes	858	1,008

Net income	$2,592	$2,553

Net income per common share:
Basic	$0.42	$0.42
Diluted	$0.41	$0.41

Weighted average number of shares outstanding:
Basic	6,219,748	6,087,191
Diluted	6,378,247	6,291,702

Supplementary Financial Data

Net written premiums	$34,539	$34,800

Book value per common share	$21.94	$19.52

GAAP combined ratio	98.1%	98.4%

Consolidated Balance Sheet
(in thousands, except share amounts)

	March 31, 2008
	(unaudited)	December 31, 2007
ASSETS
Investments, at fair value:
Fixed income securities, available-for sale	$331,447	$324,238
Equity securities, at fair value	16,957	17,930
Total investments	348,404	342,168
Cash and cash equivalents	18,114	21,580
Premiums receivable	33,949	36,339
Reinsurance receivable	87,513	83,844
Prepaid reinsurance premiums	7,827	9,486
Deferred policy acquisition costs	19,584	20,528
Accrued investment income	3,520	3,582
Property and equipment, net	13,779	13,056
Deferred income taxes	7,202	7,670
Goodwill	5,416	5,416
Other assets	2,611	2,766
Total assets	$547,919	$546,435

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Losses and loss adjustment expenses	$287,496	$274,399
Unearned premiums	81,827	88,024
Accounts payable and accrued expenses	8,802	14,622
Other reinsurance balances	12,214	14,734
Trust preferred securities	15,563	15,559
Advances under line of credit	3,000	3,000
Other liabilities	2,383	2,691
Total liabilities	$411,285	$413,029

Stockholders’ Equity:
Preferred Stock, no par value, authorized 5,000,000 shares, no shares issued and outstanding	—	—
Common stock, no par value, authorized 15,000,000 shares, issued 7,075,333 and 7,075,333 shares, outstanding 6,733,260 and 6,717,693 shares	—	—
Additional paid-in capital	$70,640	$70,394
Accumulated other comprehensive income	5,442	4,896
Retained earnings	69,893	67,613
Unearned ESOP shares	(2,975)	(3,131)
Treasury Stock, 505,814 and 505,814 shares	(6,366)	(6,366)
Total stockholders’ equity	136,634	133,406
Total liabilities and stockholders’ equity	$547,919	$546,435